Exhibit 21.1

Subsidiaries of Parametric Sound Corporation

PSC Licensing Corp.

(Incorporated in the State of California)

HyperSound Health, Inc.

(Incorporated in the State of Delaware)

Paris Acquisition Corp.

(Incorporated in the State of Delaware)